Exhibit 10.36

SIDE LETTER AGREEMENT

THIS SIDE LETTER AGREEMENT (this “Agreement”) made as of August 5, 2022

AMONG:

D-WAVE QUANTUM INC., a corporation organized under the laws of Delaware (the “D-Wave Quantum”)

AND:

PUBLIC SECTOR PENSION INVESTMENT BOARD, a Crown corporation organized under the laws of Canada (“PSP”)

WHEREAS:

A.

Reference is hereby made to that certain Transaction Agreement dated as of February 7, 2022 (as the same may be amended or supplemented from time to time in accordance with its terms, the “Transaction Agreement”) entered into by and among DPCM Capital, Inc., a Delaware corporation (“DPCM”), D-Wave Quantum, DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of D-Wave Quantum, DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of D-Wave Quantum (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo (“ExchangeCo”), and D-Wave Systems Inc., a British Columbia company (“D-Wave”) (the transactions contemplated pursuant to the Transaction Agreement collectively, the “Business Combination”).

B.

Following the closing of the Business Combination, PSP will own certain shares of common stock of D-Wave Quantum (“D-Wave Quantum Stock”) and certain exchangeable shares of ExchangeCo (“Exchangeable Shares” and together with the D-Wave Quantum Stock, collectively the “Shares”).

C.

It is the desire of D-Wave Quantum and PSP to limit the ability of PSP to vote, whether directly or indirectly, including by way of voting trust, a majority of the voting interests eligible to vote at any meeting of the shareholders of D-Wave Quantum.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of proceeds to be received by PSP as part of the Business Combination and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

1.

At no time during the Restricted Period will PSP exercise the voting rights attached to any of its Shares that would result in PSP voting, whether directly or indirectly, including through any voting trust, more than 49.99% of the voting interests eligible to vote at any meeting of the shareholders of D-Wave Quantum.

2.

For the purposes of this Agreement, “Restricted Period” shall mean the period beginning on the date of this Agreement and ending on the earlier of (i) that date that PSP’s Shares constitute less than 50% of the rights to vote at a meeting of the shareholders of D-Wave Quantum, whether directly or indirectly, including through any voting trust, (ii) the date D-Wave Quantum files its first annual report on SEC Form 10-K, or (iii) the 30th day following written notice of termination of this Agreement given by PSP to D-Wave Quantum via email at the email address set out below.

3.	This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

4.	This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

D-WAVE QUANTUM INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President & Chief Executive Officer

Address:

c/o D-Wave Systems Inc. 3033 Beta Avenue
Burnaby, British Columbia V5G 4M9
Attention: General Counsel
Fax: 604-630-1434
Email: legal@dwavesys.com

[Signature Page - Side Letter]

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:	/s/ Adam Smalley
Name:	Adam Smalley
Title:	Authorized Signatory

By:	/s/ Jonathan Ostrzega
Name:	Jonathan Ostrzega
Title:	Authorized Signatory

Address:

Public Sector Pension Investment Board
1250 René Lévesque Boulevard West
Suite 1400
Montréal, H3B 5E9
Attention: Legal Notices
Email: Legalnotices@investpsp.ca

[Signature Page - Side Letter]